Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is entered into effective as of March 15, 2011, by and between CCA Industries, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Ira W. Berman (the “Consultant”).

BACKGROUND:

A.                                   The Board of Directors of the Company (the “Board”) has determined that the interests of the Company would be advanced by providing the Consultant with certain benefits in connection with a Change of Control (as hereafter defined).

B.                                     The Board believes that such benefits enable the Company to continue to retain the services of the Consultant, assure continuity and cooperation of management and encourage the Consultant to diligently perform his duties, thereby enhancing shareholder value.

C.                                     The Consultant and the Company are party to an Amended and Restated Employment Agreement, effective as of December 1, 1993, and subsequently amended on March 17, 1994, February 1999, June 1, 2001 and October 16, 2002 (the “Consulting Agreement”), pursuant to the terms of which, as of the date of this Agreement, the Consultant is obligated to perform consulting services for the Company and the Consultant provides such services.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree as follows:

1.                                       Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

“Board” means the board of directors of the Company.

“Change of Control” means the occurrence of any of the following:

(i)                                     any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Consultant is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock registered under the Securities Act of 1933, as amended;

(ii)                                  any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any) (excluding from shares beneficially owned by stockholders of the Company for such computation all shares of Common Stock beneficially owned by any person that is the beneficial owner of 5.0% or more of the outstanding shares of any constituent in such consolidation or merger other than the Company);

(iii)                               there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company, as applicable, immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable;

(iv)                              the members of  the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election as a director was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director; or

(v)                                 the holders of the Company’s Class A common stock do not have the right to elect a majority of the Board.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company’s area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary methods or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of “Confidential Information.”

“Termination Pay” means a payment made by the Company to the Consultant pursuant to Section 2(a) hereof.

2.                                      Benefits.

(a)                                  Termination Pay Benefits.  In connection with the occurrence of a Change of Control, the Consultant shall be entitled to the following payments and other benefits:

(i)                                     The Consultant shall be permitted to cease performing consulting services to the Company pursuant to the Consulting Agreement, effective upon the occurrence of the Change of Control.

(ii)                                  The Company shall pay to the Consultant a single-sum cash payment in an amount equal to the sum of (A) the Consultant’s accrued and unpaid consulting fees under the Consulting Agreement as of the date of occurrence of the Change of Control, plus (B) the sum of all future payments of fees contemplated by the Consulting Agreement from the date of occurrence of the Change of Control through the end of the term of the Consulting Agreement, plus (C) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Consultant (in accordance with Company policy) in connection with the business of the Company prior to the occurrence of the Change of Control.  This amount shall be paid on or before the occurrence of the Change of Control in accordance with the provisions of Section 2(b) of this Agreement.

(iii)                               The Company shall pay to the Consultant a single-sum cash payment in an amount equal to the Consultant’s unvested account balance under the Company’s 401(k) plan, if any.  This amount shall be paid within 60 days after the date of occurrence of the Change of Control.

(iv)                              The Consultant and his eligible dependents shall be entitled for a period of two (2) years following the date of occurrence of the Change of Control to continued coverage, on the same basis as active senior executive employees, under the Company’s group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Consultant becomes covered under another employer’s plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Consultant an amount equal to the cost to the Company of providing such coverage within 60 days after the date of occurrence of the Change of Control.  To the extent that Company’s group health or dental benefits are self-insured, then in addition to any other limitation provided here, the period of coverage provided by this Section 2(d) under the self-insured health or dental plan shall not exceed the period of time during which the Consultant would be entitled to receive continuation coverage under a group health plan under Section 4980B of the Code (COBRA) if the Consultant had elected such coverage and paid such premiums.  To the extent that the immediately preceding sentence applies, the Company shall pay the Consultant an amount equal to the cost of such COBRA coverage for a period equal to the excess of (i) 24 months minus (ii) the number of months of COBRA coverage initially available to the Consultant, as determined in good faith by the Company, with such payment to be made within 60 days after the date of occurrence of the Change of Control.

(v)                                 All of the Consultant’s unvested awards under the Company’s equity-based compensation plans shall automatically and immediately vest in full upon the occurrence of a Change of Control.

(b)                                 Method and Timing of Payment of Termination Pay.  The Company shall deliver payment of the Termination Pay to the Consultant by wire transfer to an account specified in writing by the Consultant to the Company on or before the occurrence of the Change of Control.  Time is of the essence in delivery of such payment.

(c)                                  Release by Consultant After Payment.  Termination Pay shall be subject to a condition subsequent pursuant to which, within 60 (sixty) days after the occurrence of the Change of Control, the Consultant shall release the Company, to the maximum extent permitted by law, from any and all claims the Consultant may have against the Company that relate to or arise out of the consultancy or termination of consultancy of the Consultant, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement.

(d)                                 Establishment of Funding Vehicle.  The Company may establish a trust or such other account as it deems necessary or appropriate to fund any benefit obligation under the Consulting Agreement or this Agreement.  Any such trust or account shall comply with the material requirements of the model trust as set forth in IRS Rev. Proc. 92-64.

3.                                      Excise Taxes.

(a)                                  Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution (a “Payment”) by the Company to or for the benefit of the Consultant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) including, without limitation, vesting of options, would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Consultant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment.

(b)                                 Calculation of Gross-Up Payment. Subject to the provisions of paragraph (c) of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Consultant (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Company and the Consultant.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Consultant shall have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder) which determination shall be made within 60 days after the date of occurrence of the Change of Control.  All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Consultant within five (5) days after the receipt of the Accounting Firm’s determination provided that in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which the Change of Control occurs.  Any determination by the Accounting Firm shall be binding upon the Company and the Consultant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts its remedies pursuant to paragraph (c) of this Section 3 and the Consultant thereafter is required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by the Consultant the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid (and in no event later than the time specified in Section 4(e)) by the Company to or for the benefit of the Consultant.

(c)                                  Contested Taxes. The Consultant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Consultant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed.  The Consultant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Consultant in writing prior to the expiration of such period that it desires to contest such claim, the Consultant shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                  take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Consultant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Consultant to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Consultant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Consultant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Consultant, on an interest-free basis, and shall indemnify and hold the Consultant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the calendar year of the Consultant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and the Consultant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 Refunds.  If, after the receipt by the Consultant of an amount advanced by the Company pursuant to this Section 3, the Consultant becomes entitled to receive any refund with respect to such claim, the Consultant shall pay to the Company within 30 days after receipt thereof the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e)                                  Payment Dates.  Subject to any earlier time limits set forth in Section 3, all payments and reimbursements to which the Consultant is entitled under this Section 3 shall be paid to or on behalf of the Consultant not later than 30 days (or in the case of payment to a third party, 90 days) following the date (i) on which the Consultant (or the Company, on the Consultant’s behalf) remits the related taxes or (ii) in the event of an audit or litigation with respect to such tax liability under Section 3(c), (A) on which the taxes that are the subject of the audit or litigation are remitted to the applicable taxing authority, or (B) where no taxes are required to be remitted as a result of such audit or litigation, in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and nonappealable judgment, final settlement, or otherwise)).

4.                                      Certain Covenants by the Consultant.

(a)                                  Covenant Not to Compete or Solicit.  In consideration of the payments made to the Consultant pursuant to this Agreement, the Consultant hereby agrees that, during the term of his consultancy with the Company and for a period of two years thereafter, he will not, directly or indirectly, individually or on behalf of any person or entity other than the Company:

(i)                                     Become associated with any company (other than the Company) engaged primarily in the health and beauty aids business;

(ii)                                  Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any customer of the Company in an attempt to (A) divert business from, or interfere with any business relationship of the Company, or (B) convince any customer to change or alter any of such customer’s existing or prospective contractual terms and conditions with the Company; or

(iii)                               Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company to leave his or her employment with the Company, or employ or offer to employ any employee of the Company.

(b)                                 Protection of Confidential Information. The Consultant agrees that he will not at any time during or following his consultancy with the Company, without the Company’s prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his own benefit.  Upon termination of the Consultant’s consultancy, the Consultant will return to the Company all physical Confidential Information in the Consultant’s possession.

(e)                                  Extent of Restrictions.  The Consultant acknowledges that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company.  In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief.  If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

5.                                      Tax Withholding. All payments to the Consultant under this Agreement will be subject to the withholding of all applicable taxes.

6.                                      Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.                                      Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.  The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

8.                                      Entire Agreement.  This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Consultant.

9.                                      Application of Section 409A.  The obligations under the terms of the Consulting Agreement are fees for services rendered and are not designed nor intended to constitute a

“deferral of  compensation” as defined under Treas. Reg. 1.409A-1(b).   To the extent that such fees for services are deemed to constitute a deferral of compensation under Code Section 409A, such amounts are provided pursuant to an agreement entered into prior to January 1, 2005.  If the execution of this Agreement is deemed a modification of the Consulting Agreement for purposes of Section 409A, then any such payments hereunder shall be deemed to be made on account of a “separation from service” (as determined under Tres. Reg. Section 1.409A-1(h)) following a change in control event as set forth in Treas. Reg. 1.409A-3(i)(5)(vi).

10.                               Notices.  Any notice required under this Agreement shall be in writing and shall be delivered in person or by certified mail return receipt requested to each of the parties as follows:

To the Consultant:

Ira W. Berman

Tel.:
Fax:

and

Tel.:
Fax:

To the Company:

CCA Industries, Inc.
200 Murray Hill Parkway
East Rutherford, NJ 07073
Attention: Chief Financial Officer
Tel.: 201-935-3232
Fax:

11.                               Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Consultant and the Company have executed this Agreement as of the date and year first above written.

CCA INDUSTRIES, INC.

/s/ Robert Lage
Name:	Robert Lage
Title:	Director
Chairman, Compensation Committee

/s/ Stephen A. Heit
Name:	Stephen A. Heit
Title:	Executive Vice President & Chief Financial Officer

CONSULTANT

/s/ Ira W. Berman
Ira W. Berman

[Signature Page to Ira W. Berman Change of Control Agreement]